Exhibit 10.1

ACQUISITION AGREEMENT

This conditional acquisition agreement (hereinafter the “Agreement”) was entered into on April 7, 2017, by and between:

MON SPACE NET INC, a company incorporated under the laws of the State of Nevada of the United States of America, with business address in Petaling Jaya, Selangor, Malaysia, hereinafter referred to as the “Acquirer”.

and

Wong Tat Foong and Dato’ Sri Lai Chai Suang (collectively referred to as “Shareholders”) being shareholders of Monspacemall Sdn Bhd, hereinafter referred to as the “Company”.

WHEREAS

A.	The Company owns and operates an e-commerce platform under the name of “monspacemall.com”.

B.	The Shareholders of the Company agreed to sell to the Acquirer, 100,000 ordinary shares,, with par value of RM 1.00 per share, representing 100% of issued and outstanding ordinary shares of the Company (hereinafter referred to as the “Shares”).

C.	The Shareholders desire to sell and the Acquirer desires to purchase the Shares of the Company on an as-Is basis.

D.	The financial statements of the Company remains to be audited. It is a precondition of the closing of the transaction hereunder that the Company must complete the audit of its latest financials before the transaction will be executed.

1.	SALE AND PURCHASE OF SHARES

1.1.	The Shareholders agree to sell an aggregate of 100,000 ordinary shares, representing 100% of Company’s issued and outstanding ordinary shares for the price set forth in Section 2.1 of the Agreement, and the Acquirer agree to purchase the Shares from the Shareholders for an aggregate purchase price set forth in Section 2.1.

	1.2.	The Shares shall be transferred to the Acquirer together with all rights underlying the Shares, free and clear of any pledges (except for pledge established in favour of the Acquirer), liens, obligations or rights of third parties.

	1.3.	Completion of the purchase and sale of the Ordinary Shares contemplated in this Subscription Agreement (any such completion, a “Closing”) shall occur within fourteen (14) business days following the date of Company’s audited financial report completed by Company’s independent public accounting firm.

2.	PRICE FOR THE SHARES

2.1.	The total price for the Shares shall be shall amount to US$50,000 (Fifty Thousand U.S. Dollars).

2.2.	Shareholders of the Company shall provide their banking coordinates for the payment to be made prior to the signing of this Agreement, and all the stamp duties for the share transfer shall be borne by the shareholders of the Company respectively.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.	The Company hereby represents and warrants to the Acquirer that each of the representations and warranties specified below is true, accurate and fair:

3.1.1.	The Company has been duly organized and validly exists under the laws of the Malaysia.

3.1.2.	The share capital of the Company amounts to RM100,000 (Ringgit Malaysia One Hundred Thousand) and is divided into 100,000 (One Hundred Thousand) ordinary shares, each with par value of RM1.00 (One). Each share gives the right to one vote at the General Meeting of the Company.

3.1.3.	The Shares have been fully paid up and are free and clear of any pledges, encumbrances, obligations and rights of third parties.

3.1.4.	There are no restrictions or limitations on the transferability of the Shares. The transfer of the Shares to the Acquirer shall not provide any legal ground to any third party to terminate any agreements to which the Company is a party to. As of the date of this Agreement, the Company is not aware of any intent of the Company’s suppliers or customers to cease the co-operation with the Company.

3.1.5.	The Company shall have the power and authority to sign this Agreement and to execute the transaction contemplated hereby. The performance of this Agreement and of the obligations set forth herein shall not result in violation of any law, any contract to which the Company is a party or by which he or his property may be bound, any judgment of any court, or any permit or approval of any governmental agency.

3.1.6.	This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

3.1.7.	Except for the claim for payment of the Price for the Shares, the Company shall waive any claims against the Shares or the assets of the Company.

3.1.8.	All resolutions of the Company’s shareholders were adopted correctly from the formal point of view and are legally binding.

3.1.9.	The Company does not have any obligations towards its former or existing shareholders. There exist no obligations towards third parties for which the Company would be liable.

3.1.10.	The financial statements of the Company has not been audited.

3.1.11.	The Company has not executed any loan agreements and does not use any loans.

3.1.12.	The Company has not issued any promissory notes.

3.1.13.	No proceedings have been instituted, aimed at satisfying any creditor in connection with any asset of the Company covered by the security. The Company holds full rights to its assets and property.

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3.1.14.	No petition in bankruptcy has been filed against the Company

3.1.34.	The Company represents that he has disclosed to the Acquirer all information, concerning all aspects of the Company’s functioning, that is or may be reasonably deemed necessary for proper evaluation of the Company’s operations, its assets and liabilities, its net equity and its financial standing and sales.

3.2.	The Company is aware that the Acquirer enters into this Agreement based on the assumption that the above representations and warranties are complete, fair, accurate and fully true.

3.3.	The Company hereby undertakes to indemnify and hold the Acquirer or the Company harmless from any damage caused to third parties or to pay to the Acquirer or the Company a compensation for damage suffered by the Acquirer or the Company due to the Company’s violation of any of the representations and warranties listed above (including but not limited to their incompleteness, incorrectness or inaccuracy) or due to the Company’s violation of any obligations hereunder. In case of gross violation of any of the representations and warranties set forth hereinabove or any other obligations of the Company, the Company shall pay the Acquirer or the Company a contractual penalty amounting to twice the value of the Price for the Shares. The Acquirer or the Company shall have the right to claim damages exceeding the contractual penalty, on general terms.

4.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

The Acquirer hereby represents and warrants to the Company that:

4.1.	Acquirer has been duly organised and validly exists under the laws of the State of Nevada of the United States of America and has the right to execute the transaction contemplated hereby.

4.2.	The performance of this Agreement and of the obligations set forth herein have been duly authorized by the Acquirer and shall not result in violation of any law, or any contract to which the Acquirer is a party, or any judgment of any court, or any permit or approval of any governmental agency.

4.3.	This Agreement constitutes a valid and legally binding obligation of the Acquirer, enforceable in accordance with its terms.

5.	COVENANTS

5.1.	The Shareholders shall, for an unlimited period of time, indemnify and hold the Company and/or the Acquirer harmless from any payment of tax or debts resulting from any tax inspection or legal proceedings concerning the Company’s activity before the execution of this Agreement.

5.2.	Each Party shall keep confidential all information contained in this Agreement. The above undertaking shall not apply to any information which is currently in public domain or the disclosure of which is required by mandatory provisions of laws or necessary for the proper performance of this Agreement.

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6.	NOTICES

6.1.	All notices, statements and communications required or permitted under this Agreement shall be effectively given, if personally delivered or sent by registered mail (return receipt requested) to the following address:

To the Acquirer:

Mon Space Net Inc

100.3.041, 129 Offices, Block J, Jaya One,

72A, Jalan Universiti,

46200 Petaling Jaya, Selangor, Malaysia.

Attention of Dato’ Sri Lai Chai Suang

To the Company:

Monspacemall Sdn Bhd

The Earth @ Bukit Jalil, Bumi Bukit Jalil,

Lebuhraya Puchong-Sg. Besi,

57000 Kuala Lumpur, Malaysia.

Attention: Mr. Alex Wong

6.2.	The Parties undertake to promptly notify one another of the change in the address for correspondence. In the event of failure to notify of the change in the address, all correspondence sent to the addresses indicated above shall be deemed delivered to the appropriate address.

7.	FINAL PROVISIONS

7.1.	Any legal, financial and consulting expenses of the Company in relation to this Agreement shall be borne solely by the Company. The Acquirer shall be responsible for its own expenses.

7.2.	This Agreement shall remain valid if any part or provision hereof is deemed by a court or other authority invalid or unenforceable in full or in part, unless it follows from the facts that the Parties would not have executed the Agreement if they had been aware of invalidity or enforceability of such part or provision. As regards provisions deemed invalid or unenforceable, the Parties shall negotiate in good faith, as far as feasible, new provisions that will be valid and enforceable and will reflect original intentions of the Parties.

7.3.	This Agreement shall be governed by and construed in accordance with the federal and states laws of the State of New York, USA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

For the Acquirer:

By:	Dato’ Sri Lai Chai Suang Chief Executive Officer

For the Shareholders:

By:	Dato’ Sri Lai Chai Suang Holder of 70,000 shares in the Company

By:	Wong Tat Foong Holder of 30,000 shares in the Company ____________________________